UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11.

INLAND REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 a.m., Central Time, on December 17, 2025

This proxy statement supplement, dated December 9, 2025 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Inland Real Estate Income Trust, Inc. (the “Company”), dated September 24, 2025, as supplemented form time to time (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on Wednesday, December 17, 2025 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Determination of Estimated Per Share NAV

On December 9, 2025, the Company announced that its board of directors (the “Board”), including all the independent members of the Board, determined and established the estimated per share net asset value (“NAV”) of the Company’s common stock as of September 30, 2025 (the “Valuation Date”) of $16.89 per share. To assist the board in establishing the estimated per share NAV, the Company engaged SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”) to appraise the Company’s real estate investments and to determine the fair value of the Company’s long-term indebtedness. SitusAMC provided its valuation analysis of the Company’s assets and liabilities to the board in a report presented on December 8, 2025 that contained, among other information, a range for the Company’s NAV of $15.76 to $18.02. The mid-point of the range of values provided by SitusAMC was $16.89. In addition to reviewing the Valuation Report, the Board met with representatives from SitusAMC and considered the material assumptions and valuation methodologies applied and described therein, as well as the business manager’s assumptions regarding portfolio valuation. Taking into consideration the conclusions contained in the Valuation Report, on December 8, 2025, the Board determined the Company’s total estimated NAV to be approximately $609.9 million, or $16.89 per share, based on a share count of approximately 36.1 million shares issued and outstanding as of the Valuation Date. This mid-point represented a decrease of $2.28 (or approximately 11.9%) compared to the last NAV published by the Company as of December 31, 2023. The Company believes that the decrease in the value of the real estate assets was largely attributable to an increase in the discount rates and terminal capitalization rates primarily because of higher market interest rates, greater capital expenditure assumptions and market uncertainty, including the effects of tariffs. The estimated per share NAV determined by the Board of $16.89 assumes a weighted average discount rate equal to 8.36% and a weighted average terminal capitalization rate of 7.47%, as compared to an average discount rate equal to 8.15% and a weighted average terminal capitalization rate of 7.30% for the Company’s last published NAV as of December 31, 2023.

Additionally, the Board has decided to reinstate the Company’s distribution reinvestment plan (the “DRP”), effective as of February 1, 2026. The purchase price for shares issued under the DRP will be $16.89 per share, subject to change by the Board. The Board has also decided to reinstate the Company’s share repurchase program (the “SRP”), effective as of February 1, 2026. The purchase price under the SRP for ordinary repurchases and repurchases for death or qualifying disability will be $13.51 (80% of $16.89), subject to change by the Board.

For additional information on the Company’s estimated per share NAV, please refer to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2025.

Voting Matters

Please note that any proxy card we delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. All stockholders of record as of September 23, 2025 should have received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to access proxy materials and vote online, or a full set of paper proxy materials, if requested. Proxy materials are available on Inland Income Trust’s website at

https://inland-investments.com/inland-income-trust and on the voting website referred to in the Notice. Stockholders may vote in person at the meeting or by proxy: (1) via the Internet; (2) by telephone with a proxy card at (800) 690-6903; or (3) by mail using the proxy card.

There are four items that stockholders are asked to vote on in this year’s proxy statement, including a non-binding advisory resolution concerning executive compensation and the frequency of the “Say on Pay” vote. The Board recommends that stockholders vote “FOR” each proposal and for a frequency of “ONE YEAR” on proposal four. If voting by proxy, please do so as soon as possible to avoid additional Company expenses or meeting delays.